Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Massachusetts Premium Income Municipal Fund
811-07486


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 14, 2012;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 14, 2012, January 24, 2013, February 22, 2013 and March 14,
2013.


Voting results for the meeting are as follows:

<c> Common and Preferred Shares voting
 together as a class
<c>  Preferred
Shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
            4,003,887
            1,494,536
   Against
               331,569
                 99,785
   Abstain
               132,140
                 33,355
   Broker Non-Votes
            1,971,893
            1,150,878
      Total
            6,439,489
            2,778,554



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
            3,960,633
            1,480,426
   Against
               367,148
               109,785
   Abstain
               139,815
                 37,465
   Broker Non-Votes
            1,971,893
            1,150,878
      Total
            6,439,489
            2,778,554

Proxy materials for the annual meeting are herein incorporated by reference to the SEC filing on October 16, 2012, under Conformed Submission Type DEF 14A, accession number 0000950123-12-424609.